Exhibit 10.6

SUBCONTRACTING AGREEMENT

Between

NEW FU HING ENGINEERING LIMITED (“NFH”)

and

Global Development Engineering Co., Ltd. (“Global Development HK”)

This Agreement, dated as of 1st April 2021, between New Hu Hing Engineering Limited. (“NFH”) which business registration number is 22117518, as independent subcontractor, and Global Development Engineering Co., Ltd (“Global Development HK”) which business registration number is 65089645, as main contractor.

WHEREAS, NFH agrees to perform certain business and/or construction services (“Services”) as a subcontractor as set forth within this Agreement; and

WHEREAS, Global Development HK agrees to procure the Services from NFH as specified within this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.	Scope of Services

1.1 NFH agrees to perform construction services (“Services”) as a subcontractor agreed within this Agreement and required by Global Development HK during the term of this agreement and any extensions thereof. With respect to specific and detailed projects and locations, Global Development HK shall notify NFH in written case by case.

2.	Term of Agreement

2.1	This Agreement shall commence as of 1st April 2021 and shall expire on 31st March 2024 (“Completion Date”). Should both Global Development HK and NFH agree in writing, this Agreement may be extended for up to an additional sixty (60) day period commencing from the Completion Date.

2.2	In the case that one party is in breach of any terms or conditions of this Agreement and fails to rectify the breach within seven (7) days upon written notice by the other party, or is presumed or deemed to be unable or admits inability to pay its debts as they fall due by reason of actual or anticipated financial difficulties, or files a petition for winding-up, or shall go into liquidation (save for the purpose of amalgamation or reorganization), or suffers judicial compulsory execution over all or any part of its assets (each an “Event of Default”), the other party may terminate this Agreement. Upon any such termination by Global Development HK in accordance with this term hereof, NFH shall only be compensated for all costs incurred for that portion of the Service then performed deducting any losses and damages so incurred by the Global Development HK due to such termination, including but not limited to any rent losses incurred by the delay of the Service, and NFH shall be liable for any costs incurred by Global Development HK in completing the Project in excess of the difference between the Contract Price and the amount paid to NFH by Global Development HK as to the date of termination.

2.3	Global Development HK reserves the right to terminate this Agreement at its sole discretion by giving not less than seven (7) days’ prior notice in writing to NFH. In such event, NFH shall be paid its actual costs for that portion of the Service completed up to the date of termination.

3.	Site Investigation

3.1	NFH shall understand the nature and location of the projects assigned by Global Development HK, the character of equipment and facilities needed prior to and during the performance of the Service, the general and local conditions and other matters which can reasonably be expected to affect the Services/projects.

3.2	NFH will conduct all necessary surveys on the physical characteristics, premise, geological and subsurface conditions, legal limitations and utility locations in connection with the Service/projects.

4	Performance of the Service

4.1	NFH shall diligently perform the Service in order to achieve completion by the delivery date.

4.2	NFH shall, at its own expense, keep the site of the projects free from accumulation of rubbish and waste materials. Upon completion of the Services, NFH shall remove all rubbish, waste materials, temporary structures, equipment and surplus materials.

4.3	Global Development HK shall have full and free access to the project locations to inspect the performance of Services by NFH. In case that Global Development HK finds out any item of work inconsistent with the requirements as agreed by both parties, Global Development HK shall have the right to require NFH re-perform such work at NFH’s cost.

5.	Materials, Equipment and Appliances

5.1	Unless otherwise instructed by Global Development HK, NFH shall provide and pay the cost, including taxes, for all materials, labor, equipment, tools, transportation and all other services and facilities necessary for completion of the Services except as otherwise stated in writing and agreed by Global Development HK.

5.2	Unless otherwise specified, all materials incorporated in the Services shall be new and both workmanship and materials shall be of good quality and comply with all relevant standards set out by the laws of Hong Kong. NFH shall, if required, furnish satisfactory evidence as to the kind and quality of workmanship and materials.

6.	Labor and Supervision

6.1	NFH shall at all times maintain good discipline and order among its employees. NFH shall provide competent, suitably qualified personnel to perform the work assigned to them.

6.2	NFH shall employ on the site of the Project necessary assistants to represent NFH receives communications from Global Development HK. Important communications shall be confirmed by Global Development HK in writing.

6.3	Global Development HK, at its sole discretion, may require NFH in writing to remove any superintendent, employee, or agent of NFH from any site where the projects are being performed.

7.	Permits, Licenses and Regulations

7.1 NFH shall acquire and maintain any approvals, registrations, permits or licenses to be qualified for the Services and give all notices and comply with all laws, ordinances, rules and regulations in connection with the performance of the Services. If the drawings and specifications are in violation of any laws, ordinances, rules and regulations, Global Development HK shall be promptly notified of such violation. Any necessary changes in the Services as a result of such violation shall be made by NFH and at NFH’s cost.

8.	Inspection of Work

8.1	Global Development HK shall have the right to inspect the site during the course of the Service. Notwithstanding such inspection, NFH will be held responsible for the acceptability of the finished Service, and defective work shall be corrected.

8.2	Global Development HK and its representatives shall at all times have access to the Project whenever it is in preparation or progress, and NFH shall provide proper facilities for such access and for inspection.

8.3	NFH shall give not less than three (3) days’ prior notice to Global Development HK if any portion of the work is to be covered. If a portion of the work has been covered without prior notice to Global Development HK, Global Development HK may request to see such part. Upon such request, NFH shall uncover such work. The costs of the relevant uncovering and replacement shall be undertaken by NFH.

9.	Suspension of Work

Global Development HK may at any time by notice to NFH suspend further performance of all or any portion of the Services by NFH. The notice shall specify the date and the estimated duration of the suspension. Any suspension shall not exceed ten (10) consecutive working days, nor shall the total of all suspensions exceed thirty (30) calendar days. Upon receiving any such notice, NFH shall promptly suspend further performance of the Services to the extent specified in the notice, and during the period of such suspension, shall properly take care of and protect all work in progress and materials, supplies, and equipment that NFH has on hand for performance of the Services. Global Development HK may at any time withdraw the suspension of performance of Service as to all or part of the suspended work by notice to NFH specifying the effective date and scope of withdrawal, and NFH shall resume diligent performance of the Service for which the suspension is withdraw. In case all or any portion of the Service is suspended, the Completion Date shall be extended for the same period of time.

10.	Completion and Acceptance

10.1	NFH shall notify Global Development HK upon completion of the Services for inspection.

10.2	If any portion of the permanent construction has been satisfactorily completed and Global Development HK determines that such portion of the permanent construction is not required for the operations of NFH, Global Development HK may issue to NFH a certificate of partial completion, and Global Development HK may take over and use the portion of the permanent construction described in such certificate.

10.3	NFH shall be responsible for the Services in accordance with the requirements. Global Development HK shall be entitled to request NFH to re-perform, repair or rectify, at the cost of NFH, any work inconsistent with the requirements under this Agreement. If such work has not been re-performed, repaired or rectified within five (5) days (or such longer period as Global Development HK may reasonably agree) upon request by Global Development HK, Global Development HK shall be entitled to be compensated by NFH for all costs or damages incurred in relation to such delay, offset such costs or damages by deducting from payments of the Contract Price, or terminate this Agreement.

11.	Protection of the Public, the Work and the Property

11.1	NFH shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with the Services.

11.2	NFH shall take all reasonable precaution for the safety of, and shall provide all reasonable protection to prevent damage, injury or loss to:

a.	all employees on the Services and all other persons who may be affected;
b.	all the Service and its materials and equipment; and
c.	other property at or adjacent to the site of the Project.

11.3	NFH shall give all notices and comply with all applicable laws, ordinances, rules, regulations and lawful orders of any public authority bearing on the safety of persons or property or their protection from damage, injury or loss.

11.4	In any emergency affecting the safety of persons or property, NFH shall timely act to prevent threatened damage, injury or loss.

12.	Payment for Services

12.1	The consideration of Services will be quoted in written case by case by NFH, and agreed by Global Development HK.

12.2	Global Development HK agrees to pay NFH in accordance with the quotations and rates set forth within invoices billed for specific projects. NFH shall submit itemized invoices for Services and others requested by Global Development HK to Global Development HK for review and approval. Global Development HK shall not be liable to pay for any additional services or related costs and expenses if Global Development HK has not approved such additional services in writing.

12.3	Failing to meet delivery dates agreed by both parties shall result in Global Development HK having the right to remedy the failure by replacing components not delivered or non-conforming and offsetting any increase in price by deducting from invoices on components already received and/or canceling that portion of the order which is delayed or non-conforming at no penalty and with complete refund of deposits and/or recovery of the maximum legal damages allowed under the laws of Hong Kong.

12.4	NFH agrees that all work, materials and equipment covered by an application for payment will pass to Global Development HK free and clear of all liens, claims, security interests or encumbrances.

13.	Independent NFH

13.1	NFH shall perform the Services hereunder as an independent subcontractor, and nothing contained herein shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or master and servant, or employer and employee between the parties hereto or any affiliates or subsidiaries thereof, or to provide either party with the right, power or authority, whether expressed or implied, to create any such duty or obligation on behalf of the other party. NFH acknowledges that its rendition of Services is solely within its control, subject to the terms and conditions agreed, and agrees not to hold itself out to be an affiliate or agent of Global Development HK. NFH must also comply with all applicable law of Hong Kong.

13.2	NFH also agrees, on behalf of all its employees, that its employees will not be treated, or seek to be treated, as employees of Global Development HK, for the purposes of fringe benefits provided by Global Development HK for mandatory benefits under related regulations of Hong Kong. NFH hereby represents that NFH has and at all times will maintain timely payments of all taxes in compliance with the related laws and regulations, including withholding and all other taxes.

14.	Compliance with Laws

14.1 This Agreement shall be governed by the laws of Hong Kong. It is agreed and understood by both parties that all disputes arising out of or in connection with this Agreement shall be settled through negotiation. If the disputes cannot be settled through negotiation, they shall be submitted to Hong Kong Arbitration in accordance with the arbitration rules in force at the time of applying for arbitration. This settlement shall be the final resolution; the prevailing party shall be entitled to recover its arbitration costs, lawyer’s fee, plus interest and all other rational related expenses including, but not limited to, those in connection with the procurement of permits, licenses and certificates where required and payment of applicable taxes, Labor Law, work place safety requirements and insurance in line with industry standards. NFH warrants that it will perform the Services in a professional manner and the Services will be fit for the intended purposes. NFH further agrees to hold harmless and indemnify Global Development HK against any loss or damage, including legal fees on a full indemnity basis that may be incurred by reason of the failure of NFH to comply with this term.

15.	Proprietary Rights

15.1	NFH agrees that work products including, but not limited to, all information, reports, studies, object or source codes, flow charts, diagrams and other materials (whether tangible or intangible) of any nature whatsoever produced by or as a result of any of the Services and additional services rendered hereunder shall be the sole and exclusive property of Global Development HK. In furtherance thereof, NFH hereby irrevocably grants, assigns and transfers to Global Development HK all rights, title and interest of any kind, in and to any work product produced hereunder. NFH shall not make use of any of the materials except as may be expressly permitted in this Agreement. NFH also agrees to execute any documents reasonably requested by Global Development HK in connection with the registration of patent and/or copyrights or any other statutory protection in such work product.

15.2	NFH further warrants to Global Development HK that the materials, documentation, analysis data, programs and Services to be delivered or rendered hereunder, will be of the kind and quality designated and shall meet specifications as determined in Global Development HK’s sole and exclusive discretion.

16.	Indemnification

16.1	NFH hereby represents and warrants to Global Development HK that the Services provided by NFH will not violate any proprietary rights of any third party including, without limitation, confidential relationships, patent, trade secrets, copyright rights and any other proprietary rights. NFH hereby separately agrees to indemnify and hold Global Development HK harmless from any loss, claim, damage, costs or expense of any kind, including legal fees on a full indemnity basis, to which Global Development HK may be subjected by virtue of a breach of the foregoing warranty by NFH.

16.2	NFH shall indemnify and hold harmless Global Development HK from and against any and all claims, suits, losses, damages, liabilities, awards costs (including attorneys’ fees and costs) or other expenses of any kind or nature arising from or relating to: (a) any act or omission by NFH or, its agents, employees or representatives whether or not the same constitutes a breach of this Agreement or is committed in the course of performing NFH’s duties hereunder, including but not limited to those acts or omissions which are considered tortuous, discriminatory or otherwise unlawful under any applicable law; (b) any act or omission relating to NFH’s failure to maintain insurance as required hereunder, or to properly report, withhold or pay any applicable federal, state or local taxes or fees of any kind and (c) claims for personal injury or property damage resulting, directly or indirectly, from the performance of NFH’s obligations hereunder or the fault or negligence of NFH, its agents, employees or representatives.

16.3	The obligations of NFH under this term shall survive the expiration or cancellation or termination of this Agreement.

17.	Limitation of Liability

In no event shall Global Development HK be liable for any indirect, special or consequential damages which may arise under this Agreement.

18.	Confidential Information

18.1	NFH acknowledges and agrees that all tangible and intangible information obtained, developed, or disclosed in connection with the performance of this Agreement and any business information and trade secrets of Global Development HK shall be deemed to be confidential and proprietary information of Global Development HK (“Confidential Information”), NFH agrees not to disclose any Confidential Information to any third person or entity. NFH ensures that each of their directors, officers, employees and agents who will have access to the Confidential Information acknowledge and comply with confidentiality obligations under this term of this Agreement. NFH accepts responsibility for any breach of the confidentiality obligations.

18.2	The obligations of NFH under this term shall survive the expiration or cancellation or termination of this Agreement.

19.	Taxes

19.1	NFH shall be solely liable and responsible for the payment of taxes, including but not limited to (i) any tax based on or measured by NFH’s income or receipts, and (ii) any other tax and duty arising from the NFH’s business.

19.2	Provided that required by related laws and regulations, Global Development HK shall have no liability for and no obligation to withhold at source any income tax.

19.3	NFH shall timely file all applicable tax returns, including income tax returns, employment tax returns and information returns required by law, in a manner consistent with its status as an independent NFH of Services and as employer of individual personnel assigned hereunder. NFH shall make all required payments and deposits of taxes in a timely manner.

19.4	NFH shall cooperate fully in the defense of any claim by any government authority against Global Development HK regarding taxes assessed with respect to NFH or any individual assigned by NFH to provide Services and additional services hereunder. Without limiting the generality of the foregoing, NFH shall, upon request by Global Development HK, promptly furnish to Global Development HK, (i) documentary evidence, in the form satisfactory to Global Development HK, of income tax returns and other filings, (ii) proof of payment of taxes by NFH, (iii) documentary evidence of employment between NFH and individuals providing Services and (iv) other necessary documents or evidence as reasonably requested by Global Development HK.

19.5	NFH shall indemnify and hold Global Development HK harmless from and against (i) all taxes, additions to tax, penalties and interest thereon assessed by state or local governmental authority against Global Development HK and (ii) all liabilities, costs and expenses including legal fees on a full indemnity basis incurred in the defense of any such assessment.

19.6	This term shall survive this Agreement and remain in effect until the statute of limitations, including extensions thereof, for all claims by government authorities against Global Development HK for taxes expire.

20.	Publicity

20.1 NFH is not authorized to solicit Global Development HK and/or its employees in any manner. Any unauthorized solicitation or publication may result in an Event of Default. NFH shall not use the name and/or trademark/logo of Global Development HK in any sales or marketing publication or advertisement, without prior written consent of Global Development HK.

21.	Non-Subornation

21.1 Global Development HK is required to comply with provisions against bribery and NFH agrees that in performance of its obligations under this Agreement, it will not make or offer to make any payments to, or confer, or offer to confer any benefit upon any employee, agent or fiduciary of any third party, with the intent to influence the conduct of such employee, agent or fiduciary in relation to the business of such third party, in connection with this Agreement.

22.	Work Policy

22.1	NFH agrees to observe the working hours, work rules/security measures and holiday schedule of Global Development HK and the landlord, when required to work on Global Development HK’s premises; provided, however, that adherence to such working hours and schedules shall not constitute justification for non-accomplishment of agreed upon deadlines.

23.	Notice

23.1 Unless otherwise provided in this Agreement, any notice, demand or other communication to be served under this Agreement may be served upon any party hereto only by hand delivery, by courier or by sending the same by facsimile transmission with a copy delivered by courier, to the party to be served at its address or facsimile number given below or at such other address or facsimile number as it may from time to time notify, in writing, to the other party hereto. Unless otherwise provided in this Agreement, a notice, demand or other communication shall be effective upon receipt by the addressee.

Global Development HK

Address:	Flat B1, 13/F, Hoi Bun Industrial Building, Kwun Tong, Kowloon, Hong Kong.

Attn: Mr Chan Sui Hei

NFH

Address:	G/F, No.91 Tai Nan Street, Kowloon, Hong Kong.

Attn: Mr. Chan Chiu Hung

24.	Miscellaneous Provisions

The following general provisions shall apply to this Agreement:

24.1	This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

24.2	Each signatory of this Agreement has been duly authorized to sign this Agreement.

24.3	If any provision of this Agreement is determined to be illegal or unenforceable for any reason, the same shall be severed from this Agreement and the remainder of this Agreement shall be given full force and effect.

IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Agreement as of the day and year first set forth above.

New Hu Hing Engineering Limited

Signature

________________________

Date: 1 April 2021

Global Development Engineering Co., Ltd.

Signature

________________________

Date: 1 April 2021